                                                                    Exhibit 11.1

                                 MASSBANK CORP.
                               Earnings Per Share

           The following is a calculation of earnings per share for the years ended December 31, 1995, 1994 and 1993.

                                                       Years Ended December 31,
- -------------------------------------------------------------------------------

Calculation of Primary Earnings per Share (1)      1995        1994        1993
- -------------------------------------------------------------------------------
Average common shares outstanding             2,755,789   2,862,981   2,934,849

Shares assumed to be repurchased under
  treasury stock method for stock options        79,823      80,746      72,963

Less:  Unallocated Employee Stock Ownership
        Plan ("ESOP") shares not committed
        to be released (2)                      (51,679)   ( 60,413)        ---
                                             ----------  ----------  ----------
Total Shares                                  2,783,933   2,883,314   3,007,812


Net Income                                   $8,759,000  $8,185,000  $6,695,000
                                             ----------  ----------  ----------

Per Share Amount                                  $3.15       $2.84       $2.23

                                                       Years Ended December 31,
- -------------------------------------------------------------------------------

                                                   1995        1994        1993
- -------------------------------------------------------------------------------
Calculation of Fully Diluted Earnings per Share (1)
- -------------------------------------------------------------------------------
Average common shares outstanding             2,755,789   2,862,981   2,934,849

Shares assumed to be repurchased under
  treasury stock method for stock options       101,985      82,790      76,538

Less:  Unallocated Employee Stock Ownership
          Plan ("ESOP") shares not committed
          to be released (2)                    (51,679)    (60,413)        ---
                                             ----------- ----------- ----------

Total Shares                                  2,806,095   2,885,358   3,011,387
                                             ----------   ---------  ----------
Net Income                                   $8,759,000  $8,185,000  $6,695,000
                                             ----------  ----------  ----------

Per Share Amount                                  $3.12        $2.84      $2.22

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(1)   The prior years' shares outstanding and earnings per share amounts have been restated to reflect the three-for-two stock split of September 9, 1994.

(2) The Company adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 93-6 effective January 1, 1994.